Exhibit 99.1

Ebix Q3 Revenues Rose 14% to a Record $147.2M with Operating Cash in Q3 of $40.8 Million

JOHNS CREEK, GA - November 12, 2019 - Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance, financial, e-learning and healthcare industries, today reported results for its third quarter ended September 30, 2019. Ebix will host a conference call to review its results today at 11:00 a.m. EDT (details below).

Ebix delivered the following results for the third quarter of 2019:

Revenues: Q3 2019 revenue rose 14% to $147.2 million compared to $128.6 million in Q3 2018 and increased 2% over Q2 2019 revenue of $144.3 million. After excluding the revenues from the de-emphasized e-governance business, Q3 2019 revenues grew 17% in Q3 2019 as compared to Q3 2018.

On a constant currency basis, Ebix Q3 2019 revenue increased 15% to $148.4 million compared to $128.6 million in Q3 2018. Exchanges cumulatively including the insurance and EbixCash financial exchanges accounted for 88% of Q3 2019 revenues. Also, on a constant currency basis, year to date revenue increased 23% to $443.8 million as compared to $361.5 million during the same period in 2018.

The year over year revenue improvement reflected 36% growth in the Company’s EbixCash channel. After excluding the revenues from the de-emphasized e-governance business, EbixCash Q3 2019 revenues grew 42% in Q3 2019 as compared to Q3 2018.

(dollar amounts in thousands)
Channel	Q3 2019	Q3 2018	Change	YTD 2019	YTD 2018	Change
EbixCash Exchanges	$ 82,085	$ 60,341	+36%	$ 238,770	$ 151,605	+57%
Insurance Exchanges	51,191	48,075	+6%	155,111	144,393	+7%
RCS - Insurance	17,763	22,317	-20%	53,669	67,591	-21%
Overlapping Channel Revenues*	-3,805	-2,090		-13,118	-2,090
Total Revenue	$ 147,233	$ 128,643	+14%	$ 434,432	$ 361,499	+20%

Total Revenue on Constant Currency Basis	$ 148.4M	$ 128.6M	+15%	$ 443.8M	$ 361.5M	+23%

Note - Overlapping channel revenues represent insurance exchange revenues in India, that are an integral part of the EbixCash Exchange operations also.

Net Income and EPS:

Exhibit 99.1

In Q3 2019, the Company booked a $12.1 million-dollar bad debt reserve as a precautionary measure, against the receivables due from a public sector entity, BSNL in India. This reserve had a net impact to the Company’s net income of $6.6 million, when factoring in the $5.5 million portion attributable to noncontrolling interest. Payment of these receivables has been delayed due to a liquidity crunch at BSNL. The Government of India has recently approved funding to BSNL payment and the Company expects the accounts to be fully collectible once the Government funding reaches BSNL. Because of this bad debt reserve, Q3 2019 GAAP diluted earnings per share decreased 28% to $0.67 compared to $0.92 in Q3 2018. The Non-GAAP diluted earnings per share in Q3 2019 grew 12% to $1.03 as compared to Q3 2018.

GAAP net income decreased 30% to $20.5 million compared to $29.2 million in Q3 2018, in spite of increased revenue principally due to the net bad debt reserve impact of $6.6 million, increased non-operating short-term expenses associated with the Company’s recent investments and growth initiatives in India associated with servicing increased Gross Merchandise Value. The Q3 2019 Non-GAAP net income increased 8% to $31.7 million after excluding certain non-recurring items

Ebix’s weighted average diluted shares outstanding decreased to 30.63 million in Q3 2019 compared to 31.63 million in Q3 2018, and slightly decreased from 30.67 million in Q2 2019.

Operating Income and Margins: Q3 2019 GAAP operating margins were at 18% while the GAAP Operating income for Q3 2019 decreased 34% to $26.0 million, principally due to the bad debt reserve impact of $12.1 million. Non-GAAP operating margins for Q3 2019 were at 28% while non-GAAP operating income grew 4% to $40.7 million in Q3 2019 as compared to $39.2 million in Q3 2018.

Operating Cash: Cash generated from operations was $40.8 million in Q3 2019 compared to $34.3 million in Q3 2018 and $(253) thousand in Q2 2019. During Q3 2019, the Company also used $23 million to pay down its working capital facility in India.

Share Repurchases: In Q3 2019, Ebix repurchased 45,000 shares of its outstanding common stock for aggregate cash consideration of $2.0 million

Q4 2019 Diluted Share Count: As of today, Ebix expects its diluted share count for Q4 2019 to be approximately 30.8 million.

Dividend: Ebix paid its regular quarterly dividend of $0.075 per share in Q3 2019 for a total cost of $2.3 million.

Ebix Chairman, President and CEO Robin Raina said, “Our revenue momentum continued to be strong in India with EbixCash exchanges growing organically 5% on a constant currency basis, as compared to Q2 2019 and 36% year over year in Q3 2019. Amongst many other new agreements, the Company signed material new agreements with international travel exchanges to deliver millions of airline segments annually for a per segment fee, over a 5-year period. As a part of this agreement, EbixCash collected a cumulative advance of $25 million also.”

“The above revenue performance is in spite of the Company deciding not to pursue any key opportunities in the e-governance arena, due to the recent liquidity issues with BSNL - a Govt. of India public sector unit. While the Government recently decided to sanction a revival package for BSNL and to pay all the BSNL vendors, we conservatively decided to book a bad debt reserve for $12.1 million of our outstanding amount with BSNL. In the short term the booking of the reserve, brought our GAAP operating income down for the quarter. We have been assured that we will fully get paid once BSNL receives the funds from the Government, and accordingly expect to get back this income at that time.”

”We are overall pleased that the basics of our EbixCash business are very strong with key business areas like Remittance, lending technology, travel technology, wealth & asset management technology and e-learning generating 40% plus operating margins. Our B2B travel businesses in the quarter were at 27%

Exhibit 99.1

margins. The good news is that we know that as we improve the operating margins primarily from our forex, payment solutions and Corporate travel businesses, leveraging our recent contracts and the normal synergies in process, we will be able to convert EbixCash into a strong recurring operating margin business at very high levels like our insurance businesses worldwide.”

Robin added, “We are presently focused on our EbixCash IPO efforts, working with our investment bankers. We will be adding one more international banker soon to the list. We have a number of material key initiatives that are expected to add substantially to our EbixCash revenue and income streams - UAE airport forex, Trimax bus exchange acquisition, recent material wins in multiple areas, new realignments in remittance arena, Yatra acquisition, business transfer of Cox & Kings, new travel exchange deals etc. EbixCash performance is particularly noteworthy when you compare it to its key competitors with high valuations, who collectively lost a billion dollars last year in the Indian markets and delivered much less top line growth than EbixCash.”

“In spite of our insurance exchange businesses worldwide getting effected by Brexit, currency variations, and the drops in our ADAM health content and the health TPA business, yet our worldwide Insurance Exchange revenue grew 6% year over year in Q3 2019 to $51.2 million.” Ash Sawhney, President North America, Insurance operations said. “The US exchange revenue grew 4% in Q3 2019 as compared to Q3 2018. Our insurance business pipeline in the US today, is the best that it has ever been We are encouraged by a few material wins both in international markets and in the US, that coupled with our pipeline is targeted to put us back on the 8 to 10% growth path in 2020 as compared to 2019.”

Reconciliation of GAAP net income and diluted earnings per share to non-GAAP net income and diluted earnings per share. Non-GAAP information is provided to enhance the understanding of the Company's financial performance and is reconciled to the Company's GAAP information in the accompanying tables.

Net Income		Diluted EPS
Third Quarter 2019 GAAP Results	$20,509	$0.67

Non-GAAP Adjustments:
Nonrecurring Bad Debt Reserve for certain accounts receivable in the India e-government business sector (operating)	$12,100	$0.39
Portion attributable to noncontrolling interest for nonrecurring bad debt Reserve for certain accounts receivable in the India e-government business sector (non-operating)	($5,497)	($0.18)
One-time quarterly expenses related to synergies and redundancies being implemented (operating)	$ 1,033	$0.03
Stock based compensation (operating)	$ 1,029	$0.03
Non-recurring Legal Expenses (operating)	$ 897	$0.03
Short term Finance Fees for GMV Growth Funding (non-operating)	$ 1,627	$0.05

Total Non-GAAP Adjustments	$11,189	$0.37
Third Quarter 2019 Non-GAAP Results	$31,698	$1.03

Exhibit 99.1

Conference Call Details:

Call Date/Time:	Tuesday, November 12, 2019 at 11:00 a.m. EST
Call Dial-In:	+1-877-837-3909 or 1-973-409-9690; Call ID # 7368513
Live Audio Webcast:	www.ebix.com/webcast
Audio Replay URL:	www.ebix.com/result_19_Q3 after 2:00 p.m. EDT on November 12

About Ebix, Inc.

With 50+ offices across 6 continents, Ebix, Inc., (NASDAQ: EBIX) endeavors to provide On-Demand software and E-commerce services to the insurance, financial, healthcare and e-learning industries. In the Insurance sector, Ebix’s main focus is to develop and deploy a wide variety of insurance and reinsurance exchanges on an on-demand basis, while also, providing Software-as-a-Service ("SaaS") enterprise solutions in the area of CRM, front-end & back-end systems, outsourced administration and risk compliance services, around the world.

With a "Phygital” strategy that combines 320,000 physical distribution outlets in many Southeast Asian Nations (“ASEAN”) countries, to an Omni-channel online digital platform, the Company’s EbixCash Financial exchange portfolio encompasses leadership in areas of domestic & international money remittance, foreign exchange (Forex), travel, pre-paid & gift cards, utility payments, lending, wealth management etc. in India and other markets. EbixCash’s Forex operations have emerged as a leader in India’s airport Foreign Exchange business with operations in 32 international airports including Delhi, Mumbai, Bangalore, Hyderabad, Chennai and Kolkata, conducting over $4.8 billion in gross transaction value per year. EbixCash’s inward remittance business in India conducts approx. $5 billion gross annual remittance business, confirming its undisputed leadership position in India. EbixCash, through its travel portfolio of Via and Mercury, is also one of Southeast Asia’s leading travel exchanges with over 2,200+ employees, 212,450+ agent network, 25 branches and over 9,800 corporate clients; processing an estimated $2.5 billion in gross merchandise value per year. EbixCash’s technology services Division has emerged as a leader in the areas of lending technology, asset & wealth management technology, travel technology in India; besides having grown its international expanse to Europe, Middle East, Africa and ASEAN countries.
Through its various SaaS-based software platforms, Ebix employs thousands of domain-specific technology professionals to provide products, support and consultancy to thousands of customers on six continents. For more information, visit the Company’s website at www.ebix.com

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS
As used herein, the terms “Ebix,” “the Company,” “we,” “our” and “us” refer to Ebix, Inc., a Delaware corporation, and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Ebix, Inc.

The information contained in this Press Release contains forward-looking statements and information within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. This information includes assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of the Company's products by the market, and management's plans and objectives. In addition, certain statements included in this and our future filings with the Securities and Exchange Commission ("SEC"), in press releases, and in oral and written statements made by us or with our approval, which are not statements of historical fact, are forward-looking statements. Words such as "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "seeks," "plan," "project," "continue," "predict," "will," "should," and other words or expressions of similar meaning are intended by the Company to identify forward-looking

Exhibit 99.1

statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are found at various places throughout this report and in the documents incorporated herein by reference. These statements are based on our current expectations about future events or results and information that is currently available to us, involve assumptions, risks, and uncertainties, and speak only as of the date on which such statements are made.

Our actual results may differ materially from those expressed or implied in these forward-looking statements. Factors that may cause such a difference, include, but are not limited to those discussed in our Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as: the risk of an unfavorable outcome of the pending governmental investigations or shareholder class action lawsuits, reputational harm caused by such investigations and lawsuits, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties; pricing and other competitive pressures and the Company's ability to gain or maintain share of sales as a result of actions by competitors and others; changes in estimates in critical accounting judgments; changes in or failure to comply with laws and regulations, including accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax interpretations) in domestic or foreign jurisdictions; exchange rate fluctuations and other risks associated with investments and operations in foreign countries (particularly in Australia, UK and India wherein we have significant operations); equity markets, including market disruptions and significant interest rate fluctuations, which may impede our access to, or increase the cost of, external financing; and international conflict, including terrorist acts.

Except as expressly required by the federal securities laws, the Company undertakes no obligation to update any such factors, or to publicly announce the results of, or changes to any of the forward-looking statements contained herein to reflect future events, developments, changed circumstances, or for any other reason.

Readers should carefully review the disclosures and the risk factors described in the documents we file from time to time with the SEC, including future reports on Forms 10-Q and 8-K, and any amendments thereto.

You may obtain our SEC filings at our website, www.ebix.com under the "Investor Information" section, or over the Internet at the SEC's web site, www.sec.gov.

CONTACT:

Darren Joseph
678 -281-2027 or IR@ebix.com

David Collins or Chris Eddy
Catalyst Global - 212-924-9800 or ebix@catalyst-ir.com

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Operating revenue	$147,233	$128,643	$434,432	$361,499

Operating expenses:
Cost of services provided	55,171	42,963	152,054	126,113
Product development	11,245	11,010	33,884	28,115
Sales and marketing	4,284	4,721	14,898	13,542
General and administrative, net	46,900	28,188	101,210	74,416
Amortization and depreciation	3,626	2,523	10,966	7,864
Total operating expenses	121,226	89,405	313,012	250,050

Operating income	26,007	39,238	121,420	111,449
Interest income	99	103	578	309
Interest expense	(10,970)	(7,467)	(32,551)	(18,064)
Non-operating income	352	7	344	60
Non-operating expense - litigation settlement	—	—	(21,140)	—
Foreign currency exchange loss	(641)	(921)	(495)	(2,919)
Income before income taxes	14,847	30,960	68,156	90,835
Income tax benefit (expense)	217	(1,679)	297	(6,027)
Net income including noncontrolling interest	15,064	29,281	68,453	84,808
Net (loss) income attributable to noncontrolling interest	(5,445)	39	(6,617)	178
Net income attributable to Ebix, Inc.	$20,509	$29,242	$75,070	$84,630

Basic earnings per common share attributable to Ebix, Inc.	$0.67	$0.93	$2.46	$2.69

Diluted earnings per common share attributable to Ebix, Inc.	$0.67	$0.92	$2.45	$2.67

Basic weighted average shares outstanding	30,501	31,492	30,517	31,480

Diluted weighted average shares outstanding	30,633	31,628	30,598	31,638

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	September 30, 2019	December 31, 2018
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$124,242	$147,766
Short-term investments	4,795	31,192
Restricted cash	18,240	8,317
Fiduciary funds- restricted	4,200	6,491
Trade accounts receivable, less allowances of $21,011 and $6,969, respectively	165,397	174,340
Other current assets	63,615	59,274
Total current assets	380,489	427,380

Property and equipment, net	52,597	50,294
Right-of-use assets	17,008	—
Goodwill	958,813	946,685
Intangibles, net	46,298	51,448
Indefinite-lived intangibles	42,055	42,055
Capitalized software development costs, net	13,748	11,742
Deferred tax asset, net	59,906	54,629
Other assets	34,425	26,714
Total assets	$1,605,339	$1,610,947

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$117,520	$130,221
Accrued payroll and related benefits	8,683	9,227
Working capital facility	35,829	17,841
Fiduciary funds- restricted	4,200	6,491
Short-term debt	1,253	3,990
Current portion of long term debt and financing lease obligation, net of deferred financing costs of $575	20,203	14,603
Lease liability	5,578	—
Contingent liability for accrued earn-out acquisition consideration	1,254	13,767
Contract liabilities	27,665	35,609
Other current liabilities	31,647	85,679
Total current liabilities	253,832	317,428

Revolving line of credit	438,037	424,537
Long term debt and financing lease obligations, less current portion, net of deferred financing costs of $1,703 and $1,811, respectively	259,992	274,716
Other liabilities	41,126	28,287
Contingent liability for accrued earn-out acquisition consideration	9,290	11,209
Contract liabilities	7,662	9,051
Deferred tax liability, net	1,282	1,282
Lease liability	10,802	—

Exhibit 99.1

Total liabilities	1,022,023	1,066,510

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $0.10 par value, 500,000 shares authorized, no shares issued and outstanding at September 30, 2019 and December 31, 2018	—	—
Series Y Convertible preferred stock, $0.10 par value, 350,000 shares authorized, no shares issued and outstanding at September 30, 2019 and no shares authorized, issue and outstanding at December 31, 2018	—	—
Common stock, $0.10 par value, 220,000,000 shares authorized, 30,491,207 issued and outstanding, at September 30, 2019, and 30,567,725 issued and outstanding at December 31, 2018	3,049	3,057
Additional paid-in capital	6,208	3,397
Retained earnings	599,148	535,118
Accumulated other comprehensive loss	(74,236)	(63,377)
Total Ebix, Inc. stockholders’ equity	534,169	478,195
Noncontrolling interest	49,147	66,242
Total stockholders’ equity	583,316	544,437
Total liabilities and stockholders’ equity	$1,605,339	$1,610,947

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018
Cash flows from operating activities:
Net income attributable to Ebix, Inc.	$75,070	$84,630
Net (loss) income attributable to noncontrolling interest	(6,617)	178
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	10,966	7,864
Benefit for deferred taxes	(5,880)	(3,077)
Share based compensation	2,451	2,240
Provision for doubtful accounts	10,580	2,622
Amortization of right-of-use assets	5,167	—
Unrealized foreign exchange loss	321	1,337
Amortization of capitalized software development costs	1,931	1,608
Reduction of acquisition accruals	(17,124)	(645)
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(6,403)	(12,518)
Other assets	(5,947)	(655)
Accounts payable and accrued expenses	(4,529)	6,811
Accrued payroll and related benefits	(607)	322
Contract liabilities	(9,126)	(10,772)
Lease liabilities	(5,056)	(458)
Reserve for potential uncertain income tax return positions	—	88
Other liabilities	33,844	(5,410)
Net cash provided by operating activities	79,041	74,165

Cash flows from investing activities:
Acquisition of Transcorp	—	(6,554)
Cash (paid to) received from Paul Merchants for 10% stake in MTSS combined business	(4,925)	4,996
Acquisition of Weizmann, net of $11.3 million cash acquired	(77,350)	—
Acquisition of Pearl	(3,372)	—
Acquisition of Lawson	(2,726)	—
Acquisition of Miles	(982)	—
Acquisition of Business Travels	(689)	—
Cash paid for acquisition of AHA taxis, net of $25 thousand cash acquired	(214)	—
Cash paid for acquisition of Zillious, net of $279 thousand cash acquired	(9,816)	—
Cash paid for acquisition of Essel Forex	(7,935)	—
Cash paid for acquisition of Wallstreet Canada, net of $1.17 million cash acquired	(942)	—
Cash paid for acquisition of Centrum, net of $13.4 million cash acquired	—	(176,137)
Cash paid for acquisition of Smartclass, net of $982 thousand cash acquired	—	(7,593)
Cash paid for acquisition of Indus, net of $1.3 million of cash acquired	—	(24,261)
Cash paid for acquisition of Mercury, net of $1.1 million of cash acquired	—	(11,356)
Cash paid for acquisition of Miles, net of $606 thousand cash acquired	—	601
Cash paid for acquisition of Leisure, net of $269 thousand cash acquired	—	(1,304)
Additional Investment in ItzCash	—	(3,831)
Capitalized software development costs paid	(4,126)	(3,574)
Maturities of marketable securities	25,686	4,444
Capital expenditures	(5,869)	(5,840)
Net cash used in investing activities	(93,260)	(230,409)

Cash flows from financing activities:
Proceeds from revolving line of credit, net	13,500	125,165

Exhibit 99.1

Proceeds from term loan	—	124,250
Principal payments of term loan obligation	(11,298)	(6,250)
Repurchases of common stock	(12,952)	(2,226)
Proceeds from the exercise of stock options	—	42
Forfeiture of certain shares to satisfy exercise costs and the recipients income tax obligations related to stock options exercised and restricted stock vested	(36)	(147)
Dividend payments	(6,898)	(7,106)
Other	6,023	—
Principal payments of debt obligations	(962)	—
Proceeds from working capital facility, net	18,900	609
Payments of financing lease obligations	(200)	(6)
Net cash provided by financing activities	6,077	234,331
Effect of foreign exchange rates on cash	(2,397)	(11,444)
Net change in cash and cash equivalents, and restricted cash	(10,539)	66,643
Cash and cash equivalents, and restricted cash at the beginning of the period	159,589	70,867
Cash and cash equivalents, and restricted cash at the end of the period	$149,050	$137,510
Supplemental disclosures of cash flow information:
Interest paid	$31,787	$16,865
Income taxes paid	$7,406	$9,320